UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 4, 2017

Juniper Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34501	770422528
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1133 Innovation Way, Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 745-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2017, Juniper Networks, Inc. (the “Company”) announced through its corporate blog that the Company and Pradeep Sindhu, the Company’s Executive Vice President, Chief Technology Officer, have agreed to redefine Dr. Sindhu’s duties and responsibilities so that he can reduce the time he spends at the Company and devote a majority of his time to Fungible, Inc. (“Fungible”), a startup company that Dr. Sindhu co-founded in 2015. Dr. Sindhu will remain employed with the Company as the Company’s Executive Vice President and Chief Scientist, and will continue to serve as the Company’s Chief Technology Officer in order to assist with the transition to his successor. The Company has commenced a search to identify a successor.

Dr. Sindhu has also notified the Company on February 4, 2017 that, consistent with his transition to a new role at the Company, he will not stand for re-election as a Director of the Company at the 2017 annual meeting of stockholders (the “Annual Meeting”). Dr. Sindhu did not refuse to stand for re-election because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with the Annual Meeting, Dr. Sindhu will assume the position of Technical Advisor to the Board of Directors.

A copy of the blog post by the Company is filed as Exhibit 99.1 to this report. Information on our website is not, and will not be deemed to be, a part of this report or incorporated into any other filings the Company makes with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Blog post entitled “A Message from Juniper Networks’ Founder, Pradeep Sindhu,” dated February 6, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Juniper Networks, Inc.

February 6, 2017	By:	/s/ Brian M. Martin

		Name:	Brian M. Martin
		Title:	Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Blog post entitled “A Message from Juniper Networks’ Founder, Pradeep Sindhu,” dated February 6, 2017